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OCEANEERING INTERNATIONAL, INC.                                   EXHIBIT 10.09
2000 BONUS AWARD PLAN



On June 16, 2000, a 2000 Bonus Award Plan was approved by the Company's Board of Directors to be administered by its Compensation Committee. In November 2000, the Company's fiscal year-end changed to a December 31st fiscal year and this bonus award period is for April 1 - December 31, 2000. Individuals were nominated and approved for inclusion in the Plan and reviewed after final results were completed. Recommendations for cash bonus awards were based on the accomplishment of results (Individual, Profit Center and Total Company) in order to determine the amount of award, if any, to be made. People must be amongst the nominated group for eligibility, and be employed by the Company at the time of funding. Bonuses are earned when paid. Individuals, as designated, are subject to a maximum bonus eligibility of 10%-150% of current base salary.

The 2000 Bonus Award Plan is based on achieving specific results by the Individual, his Profit Center and the Total Company. In order to integrate each of these performances in a fashion that benefits the Shareholders and Employees, each item is interrelated. The amount of award recommendation was based on the following methodology:

Individual Coefficient

The Individual Coefficient is determined by taking the individual's weighted average evaluation of objectives achieved times the individual's salary maximum. This is the beginning step in determining the final award. An individual's performance must meet certain minimum criteria or he is eliminated from bonus award consideration.

Profit Center Results Contribution

The Profit Center Contribution is determined by comparing the Profit Center Net Income Objective with the results achieved and determining the Contribution to the Individual Coefficient.

Should the Profit Center results be below a specified amount, all the individuals in that Profit Center may be eliminated from the Award Program. The Chief Executive Officer may review the performance of areas within the region on a case-by-case basis and take appropriate action. Should the actual results be equal to or greater than such specified amount, the individual becomes eligible for an award.

Oceaneering International, Inc. Results Contribution

The Company Results Contribution is determined by comparing the Company's Net Income Result with the Objective planned. The results achieved determine the multiplier used. Thus, an individual may, subject to the determined maximum, be recommended for an award equal to the Individual Coefficient times the Profit Center Contribution times the Company Results Contribution times current base salary.

The 2000 Bonus Award Plan is in effect for the nine-month period ended December 31, 2000. It is extremely important that the Company continue improved results. All participants must be committed to a reward system based on achieving results. The Company is entrepreneurially oriented and must use its maximum creativity, effort and determination in achieving individual results that collectively increases its Shareholders' Net Wealth. The 2000 Bonus Award Plan is structured to foster that position.